EXHIBIT 99.1

                                  Press Release

                                  NEWS RELEASE
                                  ------------

Contact:     B. L. Rakes, President & CEO
             Mary G. Staples, PFO
             (540) 343-0135

Date:        August 15, 1997


                              FOR IMMEDIATE RELEASE
                              ---------------------


             SWVA BANCSHARES, INC. ANNOUNCES FOURTH QUARTER EARNINGS


         Roanoke, Virginia, August 15, 1997: SWVA Bancshares, Inc., the holding company of Southwest Virginia Savings Bank, FSB, Roanoke, Virginia, announced earnings for the fourth quarter of fiscal year 1997.
         The net income for the twelve months ended June 30, 1997 was $414,000 or $0.86 per share with return on average assets of .61% and return on average equity of 4.91%. Income for the twelve months was affected by a one-time assessment by the FDIC to recapitalize the Savings Association Insurance Fund
(SAIF). Without the $354,000 assessment, SWVA Bancshares, Inc. net income for the twelve months ended June 30, 1997 would have been $632,000 or $1.31 per share with return on average assets of .92% and return on average equity of 7.44%.
         Net income for the three months ended June 30, 1997 was $243,000 or $0.51 per share. Net income for the three months ended June 30, 1996 was $80,000. This is an increase of $163,000 or 203.75% during the 1997 period. The increase was due to an increase in interest earned on investments securities, a decrease in personnel expenses, a decrease in FDIC premiums and decreases in other operating expenses.
         Interest income increased $151,000, or 12.41% from $1,217,000 for the three months ended June 30, 1996 to $1,368,000 for the three months ended June 30, 1997. The increase was due to increased mortgage loans put on the Bank's book, which increased the interest income on mortgage loans and additional investments purchased which increased the interest income on investments.
         Interest expense increased $45,000 or 7.09% from $635,000 for the three months ended June 30, 1996 to $680,000 for the three months ended June 30, 1997. The increase was due mainly to the increased borrowing of advances with the Federal Home Loan Bank. These borrowings were used to fund mortgage loans and leverage investments.
         Net interest income increased by $106,000 or 18.21% from $582,000 for the three months ended June 30, 1996 to $688,000 for the three months ended June 30, 1997 due mainly to an increase in interest earned on mortgage loans offset by an increase in interest paid on advances with the Federal Home Loan Bank.
         The Bank made an addition of $23,000 to the provision for credit losses for the three months ended June 30, 1997. The addition was made due to an expected loss on a delinquent real estate loan. The allowance for credit losses is $217,000. Non- performing loans on June 30, 1997 totaled $52,000.
         Non-interest income decreased slightly by $2,000, or 1.92% from $104,000 for the three months ended June 30, 1996 to $102,000 for the three months ended June 30, 1997.
         Non-interest expense decreased by $129,000, or 23.08% from $559,000 for the three months ended June 30, 1996 to $430,000 for the three months ended June 30, 1997. This was due mainly to a decrease in personnel expenses associated with increased earnings on the pension fund and a decrease in the premiums paid on FDIC insurance. Other operating expense decreased due to a decrease in legal and audit expenses.
         The Company's assets and stockholders' equity amounted to $70.8 million and $8.6 million, respectively, at June 30, 1997.
         Southwest Virginia Savings Bank, FSB is a federally chartered savings bank, the deposits of which are insured by the FDIC to the fullest extent provided by law. The Bank is headquartered in Roanoke, Virginia and operates 5 full-service banking facilities and a mortgage origination office serving Roanoke City, Roanoke County, Salem City and adjacent counties. The Bank has served the community since 1927.
         The Bank exceeds all current regulatory capital ratio requirements and continues to meet the "well capitalized" regulatory definition, the highest such rating.
         SWVA Bancshares, Inc's common stock shares are listed over-the-counter through the National Daily Quotation System "Pink Sheets" under the symbol "SWVB".

                              SWVA BANCSHARES, INC.
                  (Dollars in thousands, except per share data)

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                    For Years Ended
                                                        June 30
                                                      -----------
                                                 1997               1996
                                                 ----               ----
                                                      (unaudited)
Interest income                                 5,310              4,906
Interest expense                                2,673              2,622
                                                -----              -----

      Net interest income                       2,637              2,284
Provision for credit losses                        23                  0
                                                -----              -----

      Net interest income after
       provision for credit losses              2,614              2,284
Noninterest income                                409                455
Noninterest expense                             2,403              2,242
                                                -----              -----

      Income before income taxes                  620                497
Provision for income taxes                        206                191
                                                -----              -----

Net Income                                     $  414             $  306
                                                =====              =====

     Earnings per common share                 $ 0.86               0.60
Return on average assets                          .61%               .46%
Return on average equity                         4.91%              3.50%
Interest rate spread                             3.61%              3.17%
Net interest margin                              4.02%              3.68%
Noninterest expense to average assets            3.49%              3.36%

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                            June 30
                                                         -------------
                                                      1997              1996
                                                      ----              ----
                                                          (unaudited)
Cash and investments                              $  6,580          $  9,103
Mortgage-backed and related securities              10,074             7,939
Loans held for sale                                    727               985
Loans receivable, net                               50,982            46,757
Property and equipment, net                          1,666             1,662
Other assets                                           739               541
                                                   -------           -------
      Total assets                                 $70,768           $66,987
                                                    ======            ======

Deposits                                           $57,933           $57,643
Advances FHLB                                        3,500                 0
Accrued expenses and other liabilities                 733               669
Stockholders' Equity                                 8,602             8,675
                                                    ------            ------

      Total liabilities and stockholders' equity   $70,768           $66,987
                                                    ======            ======

Nonaccrual and 90 days past due loans              $    52           $     0

Total nonperforming assets                         $    52           $     0
                                                    ======            ======


Allowance for credit losses
      to nonperforming assets                       416.99%              .00%
Nonperforming loans to total loans                     .10%              .00%
Nonperforming assets to total assets                   .43%              .00%
Book value per share                                $16.83         (1) 15.97 (1)


(1) Book value per share has been calculated by taking Stockholders' Equity and dividing by the number of shares outstanding. Shares outstanding on June 30, 1996 were 543,190. Shares outstanding on June 30, 1997 were 510,984.